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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE
CITIGROUP INC. (NYSE SYMBOL: C)
JULY 16, 2003

                 CITIGROUP ANNOUNCES NEW SENIOR LEADERSHIP TEAM
                 CHARLES O. PRINCE NAMED CHIEF EXECUTIVE OFFICER
         ROBERT B. WILLUMSTAD, PRESIDENT, NAMED CHIEF OPERATING OFFICER
                      CHANGES EFFECTIVE BY JANUARY 1, 2004
                       SANDY WEILL TO CONTINUE AS CHAIRMAN

New York, NY, July 16, 2003 - Sanford I. Weill announced today that Charles O. Prince, 53, will become Citigroup's Chief Executive Officer and Robert B. Willumstad, 57, President, will become Chief Operating Officer by January 1, 2004. Both were elected to the Citigroup Board of Directors yesterday. Mr. Weill, 70, will remain Chairman of the Board until the 2006 Annual Meeting of Citigroup shareholders, focusing on the company's relationships with customers and government officials and providing input on strategic issues.

CULMINATION OF SUCCESSION PLANNING PROCESS

"I love Citigroup," said Mr. Weill. "I am proud of the extraordinary value we've created for shareholders, but even prouder of the quality of our people and the culture we have built together. We are a company of 260,000 people who genuinely care about the customers we serve and the communities of which we are a part, which is why I feel privileged to be part of the Citigroup family.

"Together, we've proven there is no limit to what we can do. We've forged a new model of a highly successful, global financial services company, amassed a capital base that makes us a stable presence in world markets, and through our global reach, can bring quality products to new markets, contributing to the strengthening of the worldwide economy. We have established ourselves as leaders in areas such as the environment, diversity, and business practices, and demonstrated our ability to tackle serious problems and come out stronger for it.

"From the beginning of the succession process more than three years ago, my hope was that the individuals who would lead Citigroup to its next stage of growth would come from inside the company. The subcommittee of the Board and I worked hard over these years to give our executives the opportunity to build and demonstrate their talents in a wide range of areas so, at the appropriate time, a seamless transition could be made. The time is now. The company has excellent momentum. We've dealt with painful issues and have demonstrated our commitment to being a best practice leader in every business. Our team is ready.

"I feel I still have a great deal to contribute, but will be doing so in a different way. Having spent virtually every minute of more than 40 years thinking about our company, I look forward to concentrating on relationships with customers and government officials
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and strategy, while I devote more time to other activities. Over the course of many years, Chuck has demonstrated extraordinary talent and enormous vision. In addition to his significant operational experience, he recently reengineered our global corporate and investment bank, not only transforming its culture, but rebuilding its profitability and enhancing market share in key areas. Bob has done a tremendous job leading our Consumer business driving compound annual profit growth in that business of 24% over the past five years. He will now be able to apply his expertise and talent more directly to a much broader base of Citigroup businesses."

Franklin A. Thomas, Chairman of the Nominations and Governance Committee of the Board and head of the Board's subcommittee on succession, said, "Identifying and grooming a successor to Sandy was probably the most challenging task any board has had to face. He is without question one of the world's great business leaders, having built tremendous value for shareholders while creating a new model for our industry: a highly successful, global integrated financial services company. We are pleased that he will remain Chairman of our Board of Directors and look forward to his continuing contributions.

"Chuck and Bob are both extremely talented managers and leaders. They have successfully dealt with complex operational issues and run highly profitable businesses. Through their contributions to Citigroup's creation and growth, they have demonstrated the vision necessary to assure that Citigroup remains a positive and dynamic force throughout the world."

FOCUS ON FUTURE GROWTH

Mr. Prince said: "Citigroup has a tremendous future and great growth prospects. Bob and I have been partners for more than 17 years and we look forward to continuing that partnership to assure that Citigroup remains a leader in every respect - in the performance we deliver, in the quality of the products and services we offer to customers in more than 100 countries, and in the principles by which we conduct our business. We will work together with Sandy and the rest of our team to assure a seamless transition."

Mr. Willumstad said, "Citigroup is well positioned to succeed and thrive. In partnership with Chuck and a management team that is second to none, we will focus on improving how we serve the needs of our customers, maintaining our operational discipline and focus, and playing an important role in the communities we serve. As we succeed, we will continue to build our company's value for shareholders."

NEW LEADERSHIP STRUCTURE

Under the new leadership structure to take effect by January, Mr. Willumstad will work closely with Mr. Prince to see that each of the company's businesses are ready to achieve new levels of growth and development. In an expanded role, Mr. Willumstad will have direct responsibility for the Consumer business, as well as Smith Barney, led by Sallie L. Krawcheck; the Global Investment Management business, led by Thomas W. Jones; Citigroup International, led by Sir Deryck C. Maughan; and Citigroup Global
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Investments, led by Michael A. Carpenter. The global corporate and investment bank will continue to report directly to Mr. Prince.

Todd S. Thomson continues as Chief Financial Officer and will assume additional responsibilities, reporting jointly to Mr. Prince and Mr. Willumstad. Debby Hopkins, head of Strategy and Corporate Services, will add responsibility for Mergers & Acquisitions and Cross-Marketing and, along with Petros Sabatacakis, Citigroup's Senior Risk Officer, will report to Mr. Thomson. Doug Peterson, Chief Auditor, will continue to report directly to the Board's Audit Committee and administratively report to Mr. Thomson.

Michael T. Masin, currently Vice Chairman and Chief Operating Officer, will assist in the transition to the new leadership and will then serve as a consultant for the company until the end of 2005. Mr. Masin's direct reports including: Michael S. Helfer, General Counsel and Corporate Secretary; Michael Schlein, head of Global Corporate Affairs, Human Resources and Business Practices; Nicholas E. Calio, head of Global Government Relations; and Pamela P. Flaherty, head of Global Community Relations will now report jointly to Mr. Prince and Mr. Willumstad.

Robert E. Rubin will continue in his role as Chairman of the Executive Committee and, along with William Rhodes and Victor Menezes, Senior Vice Chairmen, will continue to work with Mr. Weill.

SENIOR LEADERSHIP EXPERTISE

Sandy Weill has been Chairman and Chief Executive Officer of Citigroup since its inception in October 8, 1998 through the merger of Citicorp and Travelers Group. Mr. Weill, who had been Chairman of Travelers Group, became Chairman of its predecessor company Commercial Credit in 1986, successfully leading the company through a public stock offering by its then-parent. Commercial Credit acquired Primerica Corporation in 1988 and adopted its name until 1993, when the company acquired The Travelers Corporation and adopted the Travelers Group name. That same year, the company also acquired the retail brokerage and asset management business of Shearson Loeb Rhodes from American Express Corporation. Mr. Weill had been Chief Executive Officer of Shearson Loeb Rhodes when it was acquired by American Express in 1981.

In 1997, the company acquired Salomon Inc. and combined it with its Smith Barney unit to form the global securities and investment firm Salomon Smith Barney. Prior to 1986, Mr. Weill had been President of American Express Company and Chairman and Chief Executive of its Fireman's Fund Insurance Company subsidiary. His affiliation with American Express began in 1981, when the company acquired Shearson Loeb Rhodes, whose origins dated back to 1960, when Mr. Weill and three partners co-founded its predecessor, Carter, Berlind, Potoma & Weill.

Mr. Prince has run the company's global corporate and investment bank (GCIB) since last summer. During this time, Mr. Prince effected a reengineering of the GCIB, instituting new business practices and a culture of greater accountability, as well as a
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greater focus on efficiency and strategic growth. As a result, the company was able to achieve a strong rebound in profitability, with net income up 12% to $2.74 billion in the first half of 2003. In addition, the GCIB continued to rise in the league tables, ranking first in Investment Grade Debt Underwriting, second in M&A, second in High Yield Debt Underwriting, and third in Equity Underwriting in the second quarter.

Before joining the GCIB, Mr. Prince was Chief Operating Officer of Citigroup, responsible for the management of operations and technology activities on a worldwide basis and for finance, risk management, legal, government relations, human resources, public relations, audit, operations and technology and community relations. He began his career as an attorney at U.S. Steel Corporation in 1975 and joined Commercial Credit Company, a predecessor to Citigroup, in 1979.

Mr. Willumstad has been President of Citigroup since January 2002. In addition, he serves as Chairman and CEO of the Global Consumer Group, the position to which he was appointed in December 2000. As such, he leads all of Citigroup's global consumer businesses including Credit Cards, Consumer Finance and Retail Banking. This past year, the Global Consumer Group was responsible for approximately 60% of Citigroup's total earnings. In addition, Mr. Willumstad has oversight of Citigroup's operations in Mexico. He also serves as CEO and President of Citibank, N.A. and Citicorp and is on their Board of Directors.

He previously served as Vice Chairman of the Global Consumer Group and led Citigroup's Global Consumer Lending. Prior to the formation of Citigroup, he was Chairman and CEO, Travelers Group Consumer Finance Services. Mr. Willumstad joined Commercial Credit, a predecessor to Citigroup, in 1987, where in ten years, he played a key role in expanding that operation from a small consumer finance company with just $2.4 billion in consumer receivables and some 400 branches into one of the industry's leaders, with more than $50 billion in receivables and more than 2000 branches. Prior to joining Commercial Credit, he spent 20 years in a variety of positions at Chemical Bank, including president of Chemical Technologies Corporation.

                                    # # #

Media:                  Leah Johnson:     212-559-9446
                        Shannon Bell:     212-793-6206
Investors:              Sheri Ptashek:    212-559-2718
Fixed Income Investors: John Randel:      212-559-5091

LIVE AUDIOCAST ALERT:

A live audiocast of a 9:00 AM (EDT) investment community teleconference to review the announcement will be available at http://www.citigroup.com/citigroup/fin. Media are invited to participate in the teleconference. An audio replay will be available at http://www.citigroup.com/citigroup/fin/pres.htm.

Citigroup (NYSE: C), the preeminent global financial services company with some 200
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million customer accounts in more than 100 countries, provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, insurance, securities brokerage, and asset management. Major brand names under Citigroup's trademark red umbrella include Citibank, CitiFinancial, Primerica, Salomon Smith Barney, Banamex, and Travelers Life and Annuity. Additional information may be found at: www.citigroup.com.